Exhibit (d)(3)(i)

CORNERCAP CONTRARIAN FUND

AMENDMENT No. 1 TO

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

This AMENDMENT TO AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT is made this 16th day of May, 2013, between The CornerCap Group of Funds, a Massachusetts business trust (the “Trust”) and CornerCap Investment Counsel, Inc. (the “Advisor”) for the CornerCap Contrarian Fund (the “Fund”).

In consideration of the mutual promises and agreements contained in this Amendment and other valuable consideration, Fund and Advisor agree to the following:

WHEREAS, effective July 29, 2010, the Fund has changed its name from “CornerCap Contrarian Fund” to “CornerCap Large/Mid-Cap Value Fund”; and

THEREFORE, the parties hereby AGREE that all references to “CornerCap Contrarian Fund” in that certain Amended and Restated Investment Advisory Agreement between the Fund and the Advisor dated May 31, 2007 (the “Investment Advisory Agreement”) shall refer to “CornerCap Large/Mid-Cap Value Fund”. All other terms and covenants of the Investment Advisory Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused the forgoing instrument to be executed by duly authorized persons as of the day and year first above written.

CORNERCAP GROUP OF FUNDS

By:	/s/ Thomas E. Quinn
Thomas E. Quinn
President

CORNERCAP INVESTMENT COUNSEL, INC.

By:	/s/ Thomas E. Quinn
Thomas E. Quinn
Chief Executive Officer